EXHIBIT 10.2

Licensing Agreement & Asset Sale

This Agreement (‘AGREEMENT‘) is made and entered into this 26th day of February, 2007 (the “Effective Date”) by and between Bizcom U.S.A, Inc. (“Bizcom”), a Florida corporation with its principal place of business located at 351 North Congress Avenue, Boynton Beach, FL 33426 and CX2 Technologies, Inc. (CX2), a Nevada corporation with its principal place of business located at 2240 Woolbright Road, Suite 317, Boynton Beach, FL 33426, is made with the reference to the following facts:

WHEREAS CX2 plans to design, develop, manufacture and sell wireless telecommunications equipment, systems and services for the telemetry, data services, and machine-to-machine communications markets; and

WHEREAS, Bizcom designs, develops, manufactures or has manufactured, and sells or has sold wireless telecommunications equipment, systems and services for the telemetry, data services, and machine-to-machine communications markets, voice markets, and also designs, develops, and sells, or has sold software for homeland security, public safety markets;

WHEREAS, The parties have previously entered into a Confidentiality Agreement, with an effective date of February 14th, 2006 (“Original Confidentiality Agreement”); and

WHEREAS, the parties desire to confirm their respective commitments regarding the protection of the other’s confidential information;

NOW THEREFORE, the parties have set forth their mutual understandings (TERMS) and intents as follows:

Summary

CX2 and Bizcom agree to execute the following transactions; Bizcom will provide a non-exclusive licensing agreement (Licensing Agreement) to its wireless digital data intellectual property to CX2.  CX2 will have the right to use Bizcom’s proprietary technologies without restriction, including rights to further develop the existing technology or new technology which new development would be owned by the developing company. There will be three exclusions to non-exclusivity. Terms below identified as 1.i)b); 1i)c); 1i)d) are licensed exclusively to CX2.

The second transaction is a sale of Bizcom’s digital base station equipment and associated assets (Asset Sale) both deployed and in inventory.  This includes all base stations deployed on the Chicago network, and all digital base stations, RRM boards and connective cabling, combiners, racks, antennas, maintenance equipment, lab equipment, office equipment, etc.  In effect, all equipment of any kind residing at the CX2 facility in Burr Ridge, Illinois, including any aforementioned equipment assets in any Bizcom storage facility in Illinois.

Non-exclusive licensing agreement:

1:  Bizcom agrees to a licensing agreement in perpetuity with CX2 for the CX2 branded wireless digital data communications Intellectual Property (IP), which includes, but is not limited to the CX2 branded wireless digital data communications technology; FleetTracer AVL software.

i) Includes any and all rights owned by Bizcom to trademarks, patents, copyrights, trade secrets, and similar intellectual property as defined below:

a) All designs drawings know how and information and all rights, of whatever nature (including, but not limited to, patent, trademark, copyright, know how and trade secrets and rights related thereto), to all plans, concepts, notebooks, inventions, products, know how, manufacturing techniques, work product and papers relative to any of the above.

b) The trade names CX2 Technologies, but not the corporate name Bizcom USA, Inc.

c) The trademark CX2 Technologies,

d) The website www.cx2tech.com and all content thereon

e) The manufacturing process, technology and know how to produce products DATALynx, DATATracker, CX2 branded digital base stations and all supporting technology

f) All computer programs, code, operating instructions and operating manuals developed or acquired by Bizcom supporting or materially affecting product line, network services, and customer support

g) U.S. Patent No. 6,567,397 and all currently existing inventions and/or improvements thereon, whether subject to patent application or not, and all continuations, extensions, renewals, in whole or in part or divisional of patent rights.

2)  CX2 agrees to pay $600,000 cash and 1,500,000 shares of CX2’s common stock for the above defined Intellectual Property rights, payable as follows;

i)  $75,000 payable upon execution of this agreement as down payment;

i)  $525,000 payable as follows: $25,000 per month for 21 months starting April 1, 2007. There is an early payment credit for any monthly payment at or in excess of $40,000.  The early payment credit will consist of an additional 25% of the monthly payment being credited against the outstanding balance at the time of payment

iii) 1,500,000 shares issued upon execution of this agreement.

3)  Bizcom agrees to place Intellectual Property assets in escrow to be transferred to CX2 in the event of Bizcom’s discontinuing operations or other eventuality which eventuality makes it impossible for Bizcom to support the Licensing Agreement.

Asset sale

4) CX2 will purchase Bizcom’s available digital base station equipment assets including all deployed technology supporting the Chicago network including base station installations on seven tower sites; network servers and monitoring equipment in the Network Operations Center in Burr Ridge, Illinois; all digital base station inventory in the Burr Ridge facility including all functioning, and non-functioning equipment, parts, cabling, etc; all inventory RRM digital boards.

i) All above referenced equipment assets are defined as including all embedded technology and IP, available cabling, combining, connecting and antenna systems which includes modems, MOXA boxes, routers, racking, etc.

ii) CX2 warrants that it has examined the referenced equipment assets and will accept in “as is” condition.

iii) Total purchase price is $200,000 payable upon the execution of this Agreement.

iv) It is understood that purchase of referenced equipment includes use of software intellectual property enabling such equipment and the right to further enhance, develop, or change underlying Intellectual Property and/or hardware design with such changes, enhancements, developments or re-designs becoming the property of the developing company.

v) CX2 will receive any and all payments for users of the Chicago system as of March 1, 2007.  All future billings and revenue are the responsibility and property of CX2.  Bizcom relinquishes all rights to the customer base currently being billed on the Chicago network.

vi) CX2 acknowledges that Bizcom cannot guarantee CX2’s continued use of current tower locations due to existing overdue balances on such towers’ rental contracts.  CX2 accepts all responsibilities relative to said towers on a going forward basis from contract execution, but does not accept responsibilities for past liabilities.

vii)  CX2 will be responsible for rent for the Burr Ridge storage facility on a going forward basis from contract execution.

5)  It is understood that CX2 intends to market the referenced assets and may choose to further enhance, modify, or improve such technology. If Bizcom receives third party offers for all, or part of its assets, CX2 will have right of first refusal.

6)  CX2 will have an option to buy substantially all of Bizcom’s assets, which assets may include, but not be limited to Intellectual Property (as defined above); 220 MHz spectrum; equipment; personal property; inventory; work in progress, transferable agreements; transferable customers; good will.

i) Bizcom agrees to provide a complete asset list within 90 days of execution of this agreement.

ii) Pending review of such asset list, purchase price is estimated to be $4,500,000 plus 8,500,000 shares of CX2 common stock for the 220 MHz Spectrum Portfolio;

iii) Completion of this Asset Purchase Option will modify the existing Licensing Agreement to which the non-exclusive rights will become exclusive rights.

Seller’s Representation. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida in which it is organized. Seller has all requisite power and authority and the legal right to own its properties and to conduct its business as currently conducted, and to execute, deliver and perform this Agreement.

Proprietary Rights.  Both parties agree that all Proprietary Rights shall be and will remain the property of current owning party. Neither party shall have a right, title or interest in or to such Proprietary Rights, except as expressly provided under this Agreement.  Any Proprietary Rights that come about from the collaboration of Bizcom and CX2 under this agreement shall be jointly owned by Bizcom and CX2 Technologies.  These rights will survive this agreement.

Indemnification.  Each Party will notify the other of the assertion of any claim that the Software or Technology violates the trade secret, trademark, copyright, patent, or other proprietary right of any other third party as soon as possible, and shall cooperate with each other in the investigation and resolution of any such claim.  Each Party shall indemnify, release, and hold the other harmless from any liability for damage, costs or other loss incurred in connection with any such claim.

Governing Law. This Agreement shall be governed by the laws of the State of Florida without regard to conflicts of laws principles. The prevailing party in any action or proceeding relating to or arising out of this Agreement shall be entitled to recover its reasonable attorneys’ fees and costs from the other party.

             Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Representations. Both parties warrant the information provided as correct and complete to the best of their knowledge and agree in good faith that any error or omission of or in material information could result in termination of this Agreement.

Default. CX2 will have a 15 day grace period following any and all payment due dates.  With written notice of the default condition, there will be a 45 day cure period. In the event that the default condition is not cured, the original Intellectual Property will be returned to Bizcom and the non-exclusive license will be terminated.  Such eventuality will not have any effect on the Asset Sale as such transaction is complete with specified payment at contract execution.

No Waiver. Any waiver (express or implied) by either party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach. No provision of the Agreement will be waived by any act, omission or knowledge of a party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving party.

Assignment. No right may be assigned, and no duty may be delegated, by either party under this Agreement except upon the written consent of the other party and any attempted assignment and delegation without such consent shall be void and without effect. Notwithstanding the foregoing, however, either party shall be entitled to assign this Agreement, and all rights and obligations hereunder, to a successor to all or substantially all of its assets, whether by sale, merger or otherwise, provided that either party indicating such assignment shall provide the other party with at least thirty (30) days’ prior written notice and cause such assignee to be bound by this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective representatives, heirs, administrators, successors and permitted assigns except as otherwise provided herein.

Independent Contractors. Each party hereto is an independent contractor of the other and neither shall be deemed an employee, agent, and partner or joint venturer of the other. Neither party shall make any commitment, by contract or otherwise, binding upon the other or represent that it has any authority to do so.

Force Majeure. Neither party shall be responsible or liable to the other party for nonperformance or delay in performance of any terms or conditions of this Agreement due to acts of God, acts of governments, wars, riots, strikes or other labor disputes, shortages of labor or materials or other causes beyond the reasonable control of the non-performing or delayed party; provided, however, that non-performance or delay in excess of one hundred eighty (180) days shall constitute cause for termination of the Licensing Agreement by either party.

Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

Entire Agreement. This document constitutes the entire agreement between the parties with regard to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral. This Agreement may be amended only by a written document executed by authorized representatives of both parties.

Cooperation.  The Parties will take further action and execute such further assurances, documents and certificates as either Party may reasonably request to effectuate the purposes of this Agreement.

CX2 Technologies, Inc.

By: /s/ Sam D. Hitner

Print Name: Sam D. Hitner

Title: President

 Date:  2/26/2007

Bizcom U.S.A., Inc.

By: /s/ Hank Klein

Print Name:  Hank Klein

Title: President

Date:  2/26/2007